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                                                             EXHIBIT 10.21

                                 AMENDMENT NO. 1
                                       TO
                              EMPLOYMENT AGREEMENT


          This Amendment No. 1 to Employment Agreement (the "Agreement") dated the 14th day of December, 1995 is by and between Organik Technologies, Inc. (the "Company") and John McNulty ("McNulty");

          WITNESSETH, THAT WHEREAS:

          A. McNulty has been employed by the Company as the Company's Chief Executive Officer pursuant to an Employment Agreement dated November 7, 1994 (the "Agreement"); and

          B. Both NcNulty and the Company desire to amend the Agreement in accordance with the terms and conditions set forth below;

          NOW THEREFORE, in and for consideration of the mutual promises set forth herein, the parties hereto do hereby agree as follows:

          1. Sections 2 and 3 of the Agreement are hereby amended to provide that McNulty's salary shall be $8,000 per month through June 30, 1996 and thereafter shall be $5,000 per month through October 31, 1996, at which time the salary and the term of McNulty's engagement shall cease. This amendment of the Agreement shall not cause Section 6.2 to become applicable, and all payments to McNulty shall cease at October 31, 1996 upon the Company's making of the foregoing payments.

          2. The first paragraph of Section 3.3 of the Agreement is hereby amended to provide for immediate vesting of all stock options referred to in paragraph, so that all such stock options may now be exercised in full without further delay.

          3. Sections 1 and 4 of the Agreement are hereby amended to provide that McNulty shall consult with the Company as requested and to the extent requested in order to provide an orderly transition to a new Chief Executive Officer, with McNulty in good faith providing such information and support as the Company may reasonably request for such purpose. McNulty shall no longer be required to provide full time efforts on behalf of the Company, nor to bear the responsibility of supervising and operating the Company to maximize its profitability, nor to perform any other duties expected of a Chief Executive Officer. However, McNulty shall continue to be bound by and to abide by the terms of the Employee Confidentiality Agreement entered into in connection with the Agreement


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          4. McNulty hereby assigns to the Company any and all rights he may have in and to the shares of capital stock of such foreign corporations, including Organik Technologies S. D.E. R.L., an Honduran corporation, as may have been formed under the laws of foreign jurisdictions to further the Company's existing and proposed operations, which operations are described in the Company's Form 10-KSB for the fiscal year ended July 31, 1995. McNulty hereby agrees to sign and deliver to the Company such further documents of assignment, including assignments in the Spanish language, as may be necessary or desirable to effect such assignment to the Company under applicable foreign law of the shares, as the Company may from time-to-time request.

          5. All other provisions of the Agreement not in conflict with this Amendment shall be and remain in full force and effect, including the registration rights referred to in the second paragraph of Section 3.3 of the Agreement.

          IN WITNESSETH WHEREOF, the parties have signed this Amendment as of the day and date first above written.



                                   ORGANIK TECHNOLOGIES, INC.


                                   By:  Jeffrey S. Harden
                                       ---------------------------------------
                                   Its            CEO
                                      ----------------------------------------

                                     /s/ John McNulty
                                   -------------------------------------------
                                          (John McNulty)